EXHIBIT 99.1

2021 ANNUAL MEETING OF STOCKHOLDERS

September 17, 2021

Closing Comments by Shawn Singh

On behalf of our entire team at VistaGen, I would like to thank our stockholders who participated in today’s Virtual Annual Meeting, as well as those who submitted their proxies prior to the meeting but were unable to participate. If you have a question or comment concerning the general business of the Company, as always, please feel free to contact our team through the “Contact” link on our website.

The core mission of our VistaGen team is important, perhaps now more than ever before – not only for our stockholders, but also for millions of individuals around the world – and that core mission is to improve, in life- changing ways, the mental health of individuals battling the debilitating effects of anxiety and depression disorders, individuals for whom the current standard of care is inadequate due to slow onset of action, intolerable side effects, significant safety concerns, especially risk of addiction, as well as other practical limitations on their daily lives. Every day, in many different and important ways, members of our team throughout the U.S. are laser-focused on developing and commercializing new medicines with exciting potential to go beyond the current inadequate standard of care for anxiety and depression. We are dedicated change-makers at VistaGen, and throughout the year since our last Annual Meeting, we have continued our steadfast commitment to our core mission, propelled not only by the strong momentum generated last year across all aspects of our business, but also by the substantially increasing prevalence and awareness of mental health issues as a result of the disruptive impact of the pandemic, which impact, unfortunately, is likely to continue to disrupt the mental health of millions around the world for many years to come.

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Long before the pandemic, anxiety and depression disorders represented large and growing unmet medical needs, both in the U.S. and across the globe. Unfortunately, while the prevalence of these conditions has increased substantially during the pandemic, meaningful expansion of differentiated FDA-approved treatment alternatives has not yet occurred. Now, arguably more than ever before, those suffering from anxiety and depression disorders need new and differentiated treatment alternatives.

At VistaGen, we are confident and excited about the potential of our CNS pipeline to make life-changing differences. The launch of our PALISADE Phase 3 Program for PH94B is among our team’s most significant achievements this year. With the initiation of PALISADE-1 in May and its counterpart PALISADE-2 earlier this month, we now have underway two Phase 3 multi-center, randomized, double-blind, placebo-controlled clinical trials to evaluate the efficacy, safety and tolerability of our first-in-class pherine nasal spray, PH94B, for the acute treatment of anxiety in adults with social anxiety disorder, or SAD.

The initiation of these two Phase 3 trials represents a significant leap forward in our efforts to confirm the reduced anxiety and exceptional safety that we observed in Phase 2 development. PH94B is designed to be an odorless, rapid-onset, as-needed treatment of anxiety in adults with SAD, treating their anxiety symptoms in the context of an often-predictable triggering or anxiety-provoking situation or event, similar to how a rescue inhaler is used to acutely treat onset of an asthma attack. At a time when over 23 million Americans are suffering from SAD, and the current drug treatment paradigm falls short of delivering acute relief of anxiety without worrisome potential side effects and safety concerns, an innovative, differentiated, fast-acting, acute treatment alternative is imperative. If successfully developed in our PALISADE Phase 3 Program, we believe PH94B has the potential to be that new generation alternative for the millions of individuals who suffer from the debilitating effects of SAD.

Before the end of this calendar year, we expect to further advance our PALISADE Phase 3 Program for PH94B in SAD with the complementary clinical trials necessary to enable our potential submission of a New Drug Application to the FDA in 2023 should all essential aspects of the program be successful.

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As we move forward through the end of this year and into next year, we are also excited about potential exploratory Phase 2A clinical development of PH94B in additional anxiety indications, such as adjustment disorder with Anxiety, as well as Phase 2B clinical development of PH10 for major depressive disorder and Phase 1B clinical development of AV-101 in combination with probenecid.

To develop drug candidates with life-changing therapeutic potential, you need great people – a passionate and experienced team of change makers – and that’s what we have at VistaGen. Throughout the year, we have continued to enhance our internal team adding key personnel with extensive experience in CNS drug development, clinical operations, commercial operations, CMC, and regulatory affairs, and we have strengthened our leadership team at the Board level, with the appointment of three new directors with varied experiences and strengths that align with our strategic goals.

Our patient-centric and investor-focused priorities have guided us through the challenging times of the pandemic and have led us to our most powerful position in company history. Our journey to this point would not have been possible, nor will our future success be possible, without the commitment and endurance of the entire VistaGen team, our strategic collaborators, and all of you, our stockholders. With relentless effort and focus on creating life-changing value for patients and our stockholders, all of us at VistaGen are grateful for the privilege and opportunity to make a difference to be change makers. Together, we have the opportunity to improve the lives of those battling mental health challenges all over the planet. Thank you for your continued support, and, as always, we wish you the best of both physical and mental health.

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